Exhibit 99.1

BancFirst Corporation Reports First Quarter Earnings

OKLAHOMA CITY, April 19, 2018 /PRNewswire/ -- BancFirst Corporation (NASDAQ GS:BANF) reported net income of $29.6 million, or $0.89 diluted earnings per share, for the first quarter of 2018 compared to net income of $22.1 million, or $0.68 diluted earnings per share, for the first quarter of 2017. On January 11, 2018 the Company completed the acquisitions of two Oklahoma banking corporations. Consequently, the first quarter of 2018 included one-time acquisition related expenses of approximately $2.2 million, which reduced diluted earnings per share by approximately 5 cents. Net income for the first quarter of 2017 included the effects of favorable resolutions of two problem loans which resulted in principal recovery of $894,000 and unaccrued interest income of $2.3 million.

The Company's net interest income for the first quarter of 2018 increased to $63.0 million compared to $54.8 million for the first quarter of 2017. The net interest margin for the quarter was 3.66% compared to 3.39% a year ago. The increase in margin was primarily due to the increase in the federal funds rate throughout 2017 and the first quarter of 2018 and the two acquisitions. The provision for loan losses for the first quarter of 2018 was $314,000 compared to $72,000 a year ago. Net charge-offs for the quarter were 0.01% of average loans, compared to 0.02% for the first quarter of 2017. Noninterest income for the quarter totaled $30.1 million, compared to $28.1 million last year. Noninterest expense for the quarter totaled $55.9 million compared to $49.6 million last year. The increase in noninterest expense was due to salary increases in 2018 and the two acquisitions. The Company's effective tax rate was 19.8% compared to 33.6% for the first quarter of 2017 and added approximately 15 cents to first quarter diluted earnings per share. The decrease in the effective tax rate was due to the change in tax rates from the Tax Cuts and Jobs Act and exercising of stock options during the quarter.

At March 31, 2018, the Company's total assets were $7.6 billion, an increase of $362.5 million from December 31, 2017. The increase in total assets was primarily related to the acquisitions during the quarter. Securities of $493.1 million were up slightly from December 31, 2017. Loans totaled $5.0 billion, an increase of $262.5 million from December 31, 2017. Excluding acquired loans of $307.1 million, loans were slightly down from December 31, 2017. Deposits totaled $6.7 billion, an increase of $298.0 million from the December 31, 2017 total, of which $292.8 million was related to the acquisitions. The Company's total stockholders' equity was $838.1 million, an increase of $62.5 million over December 31, 2017.

Asset quality remained strong during the first quarter of 2018. Nonperforming and restructured assets were 0.69% of total assets at March 31, 2018 compared to 0.61% at December 31, 2017. The allowance to total loans was 1.03% compared to 1.09% at year-end 2017. The allowance to nonperforming and restructured loans was 105.9% compared to 130.6% at year-end 2017.

On January 11, 2018, the Company completed the previously announced acquisitions of two Oklahoma banking corporations. First Wagoner Corporation and its subsidiary bank, First Bank & Trust Company, and First Chandler Corp. and its subsidiary bank, First Bank of Chandler, had combined total assets of approximately $373 million. The Company exchanged a combination of cash and stock for these transactions.

Executive Chairman David Rainbolt commented, "The confluence of reduced corporate income tax, increasing interest rates, a stable Oklahoma economy, and quality acquisitions resulted in a strong quarter for us."

BancFirst Corporation is an Oklahoma based financial services holding company. The Company's principal subsidiary bank, BancFirst, is Oklahoma's largest state-chartered bank with 107 banking locations serving 58 communities across Oklahoma. More information can be found at www.bancfirst.bank.

The Company may make forward-looking statements within the meaning of Section 27A of the securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to earnings, credit quality, corporate objectives, interest rates and other financial and business matters. Forward-looking statements include estimates and give management's current expectations or forecasts of future events. The Company cautions readers that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, including economic conditions, the performance of financial markets and interest rates; legislative and regulatory actions and reforms; competition; as well as other factors, all of which change over time. Actual results may differ materially from forward-looking statements.

BancFirst Corporation
Summary Financial Information
(Dollars in thousands, except per share and share data - Unaudited)

	2018	2017	2017	2017	2017
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Condensed Income Statements:
Net interest income	$ 63,035	$ 58,699	$ 57,233	$ 56,439	$ 54,768
Provision for loan losses	314	3,323	3,276	1,841	72
Non-interest income:
Trust revenue	3,129	3,073	3,083	2,894	2,952
Service charges on deposits	16,653	16,693	16,633	16,448	15,778
Securities transactions	(14)	4,412	(22)	(330)	---
Income from sales of loans	651	741	732	816	632
Insurance commissions	5,199	3,917	4,603	3,728	4,563
Cash management	3,021	2,798	2,804	2,799	2,754
Other	1,471	1,199	1,336	1,628	1,406
Total noninterest income	30,110	32,833	29,169	27,983	28,085

Non-interest expense:
Salaries and employee benefits	34,190	31,477	31,471	31,547	30,654
Occupancy expense, net	3,402	3,327	3,298	2,992	2,974
Depreciation	2,410	2,298	2,493	2,392	2,420
Amortization of intangible assets	733	547	547	547	547
Data processing services	1,203	1,252	1,110	1,097	1,195
Net expense from other real estate owned	26	101	68	202	50
Marketing and business promotion	2,352	1,825	1,790	1,559	2,215
Deposit insurance	619	578	553	542	588
Other	10,955	9,846	9,270	8,075	8,945
Total noninterest expense	55,890	51,251	50,600	48,953	49,588
Income before income taxes	36,941	36,958	32,526	33,628	33,193
Income tax expense	7,321	17,461	10,816	10,446	11,143
Net income	$ 29,620	$ 19,497	$ 21,710	$ 23,182	$ 22,050
Per Common Share Data:
Net income-basic	$ 0.91	$ 0.61	$ 0.68	$ 0.73	$ 0.70
Net income-diluted	0.89	0.59	0.67	0.71	0.68
Cash dividends declared	0.21	0.21	0.21	0.19	0.19
Common shares outstanding	32,707,166	31,894,563	31,863,063	31,818,438	31,782,552
Average common shares outstanding -
Basic	32,574,251	31,876,784	31,838,392	31,807,610	31,729,614
Diluted	33,317,744	32,652,265	32,592,277	32,523,376	32,475,996
Performance Ratios:
Return on average assets	1.60%	1.07%	1.22%	1.31%	1.27%
Return on average equity	14.60	9.97	11.34	12.52	12.37
Net interest margin	3.66	3.48	3.46	3.43	3.39
Efficiency ratio	60.00	55.99	58.56	57.99	59.85

BancFirst Corporation
Summary Financial Information
(Dollars in thousands, except per share and share data - Unaudited)

	2018	2017	2017	2017	2017
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Balance Sheet Data:

Total assets	$ 7,615,642	$ 7,253,156	$ 7,132,168	$ 7,046,589	$ 7,189,637
Interest-bearing deposits with banks	1,590,240	1,541,771	1,530,928	1,533,147	1,857,961
Securities	493,101	469,995	450,009	451,402	463,250
Total loans	4,990,650	4,728,168	4,658,525	4,587,454	4,398,529
Allowance for loan losses	(51,550)	(51,666)	(51,255)	(49,005)	(47,921)
Deposits	6,713,052	6,415,045	6,302,046	6,235,682	6,394,627
Stockholders' equity	838,096	775,629	764,414	748,462	729,873
Book value per common share	25.62	24.32	23.99	23.53	22.97
Tangible book value per common share (non-GAAP)(1)	22.61	22.28	21.93	21.44	20.86
Balance Sheet Ratios:
Average loans to deposits	75.42%	73.63%	73.59%	71.47%	70.13%
Average earning assets to total assets	93.14	93.36	93.37	93.44	93.45
Average stockholders' equity to average assets	10.95	10.78	10.74	10.46	10.25
Asset Quality Data:
Past due loans	$ 3,900	$ 2,893	$ 2,122	$ 2,217	$ 2,024
Nonaccrual loans	31,849	31,943	27,665	19,607	23,694
Restructured loans	12,945	4,720	3,603	3,561	2,203
Total nonperforming and restructured loans	48,694	39,556	33,390	25,385	27,921
Other real estate owned and repossessed assets	3,676	4,424	4,099	4,211	4,404
Total nonperforming and restructured assets	52,370	43,980	37,489	29,596	32,325
Nonperforming and restructured loans to total loans	0.98%	0.84%	0.72%	0.55%	0.63%
Nonperforming and restructured assets to total assets	0.69	0.61	0.53	0.42	0.45
Allowance to total loans	1.03	1.09	1.10	1.07	1.09
Allowance to nonperforming and restructured loans	105.87	130.62	153.50	193.05	171.63
Net charge-offs to average loans	0.01	0.06	0.02	0.02	0.02

Reconciliation of Tangible Book Value Per Common Share (non-GAAP)(2):

Stockholders' equity	$ 838,096	$ 775,629	$ 764,414	$ 748,462	$ 729,873
Less goodwill	79,796	54,042	54,042	54,042	54,042
Less intangible assets, net	18,782	11,082	11,645	12,203	12,768
Tangible stockholders' equity (non-GAAP)	$ 739,518	$ 710,505	$ 698,727	$ 682,217	$ 663,063
Common shares outstanding	32,707,166	31,894,563	31,863,063	31,818,438	31,782,552
Tangible book value per common share (non-GAAP)	$ 22.61	$ 22.28	$ 21.93	$ 21.44	$ 20.86

(1)	Refer to the "Reconciliation of Tangible Book Value per Common Share (non-GAAP)" Table.
(2)

Tangible book value per common share is stockholders' equity less goodwill and intangible assets, net, divided by common shares outstanding. This amount is a non-GAAP financial measure but has been included as it is considered to be a critical metric with which to analyze and evaluate the financial condition and capital strength of the Company. This measure should not be considered a substitute for operating results determined in accordance with GAAP.

BancFirst Corporation
Consolidated Average Balance Sheets
And Interest Margin Analysis
Taxable Equivalent Basis
(Dollars in thousands - Unaudited)

	Three Months Ended
	March 31, 2018
	Average	Income/	Yield/
	Balance	Expense	Rate
ASSETS
Earning assets:
Loans	$ 4,993,902	$ 63,055	5.12%
Securities – taxable	438,848	1,898	1.75
Securities – tax exempt	29,444	216	2.98
Interest bearing deposits with banks	1,536,973	5,886	1.55
Total earning assets	6,999,167	71,055	4.12

Nonearning assets:
Cash and due from banks	185,548
Interest receivable and other assets	382,536
Allowance for loan losses	(52,479)
Total nonearning assets	515,605
Total assets	$ 7,514,772

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Transaction deposits	$ 809,827	$ 394	0.20%
Savings deposits	2,451,433	5,106	0.84
Time deposits	777,811	1,769	0.92
Short-term borrowings	7,996	35	1.79
Junior subordinated debentures	31,959	535	6.79
Total interest-bearing liabilities	4,079,026	7,839	0.78

Interest-free funds:
Noninterest bearing deposits	2,582,195
Interest payable and other liabilities	30,683
Stockholders' equity	822,868
Total interest free-funds	3,435,746
Total liabilitiesand stockholders' equity	$ 7,514,772
Net interest income		$ 63,216
Net interest spread			3.34%
Effect of interest free funds			0.32%
Net interest margin			3.66%

CONTACT: Kevin Lawrence, Chief Financial Officer at (405) 270-1003, or David Rainbolt, Executive Chairman at (405) 270-1002